Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

OMEROS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1:  Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share	Other	8,945,113	$4.04	$36,138,256.52	.0001102	$3,982.44

Total Offering Amounts					$36,138,256.52		$3,982.44

Total Fee Offsets							—

Net Fee Due							$3,982.44

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock, par value $0.01 per share, of Omeros Corporation (the “Company”) that become issuable under the Company’s 2017 Omnibus Incentive Compensation Plan, as amended and restated effective as of June 23, 2023 (as amended and restated, the “2017 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the registrant’s common stock.

(2)	The common stock being registered under this registration statement pertains to additional shares of common stock to be issued to employees, consultants, officers, advisors and/or directors as compensation under the 2017 Plan.

(3)	The offering price is estimated in accordance with Rule 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee based upon the price of $4.04 per share, which was the average of the high and low prices of the registrant’s common stock as reported on The Nasdaq Global Market on August 2, 2023.